PROMISSORY NOTE

$584,823.50	September 29, 2009

FOR VALUE RECEIVED, on the dates and in the amounts so herein stipulated, VELOCITY ENERGY PARTNERS LP, a limited partnership organized under the laws of the State of Delaware (“Maker”), promises to pay to the order of CLASSIC OIL & GAS RESOURCES, INC., a corporation organized under the Laws of the Commonwealth of Kentucky (“Payee”), in U.S. Dollars, the principal sum of FIVE HUNDRED EIGHTY-FOUR THOUSAND EIGHT HUNDRED TWENTY-THREE AND 50/100 DOLLARS ($584,823.50), MORE OR LESS, being 50% of the Adjusted Cash Purchase Price of $1,169,647.00 for the Classic Assets, subject to proportionate reduction for any interests as to which preferential rights of purchase have been exercised as well as to certain Closing Adjustments and Post-Closing Adjustments, which sum shall be payable on or before the one (1) year anniversary of Closing and shall be secured by a first and prior perfected security interest in and to the Classic Assets.

This Note shall not bear any interest on the principal amount hereof remaining unpaid as more fully set forth in the definitive and legally binding Letter of Intent executed by the Maker and Payee contemporaneously herewith if full payment of the sum secured by this Promissory Note is timely made in accordance with the provisions hereof. It is agreed, however, that if Default in the payment of this Note shall occur, then the Payee shall have the rights afforded by said Letter of Intent in addition to other rights afforded by applicable law, without notice of intent to accelerate, notice of acceleration or any other demand or notice. Any sum payable under this Note which is not paid when due shall bear interest from the date such payment is due until paid at the lesser of 18% or the Highest Lawful Rate under the statutes of the laws of West Virginia then in force and effect (with whichever rate is applicable being referred to herein as the “Default Rate”).  Maker further agrees and promises to pay to Payee all reasonable attorneys’ fees and other expenses incurred by Payee in the enforcement or collection hereof. For the

Maker and any and all endorsers, guarantors and sureties severally waive all notices, demands for payment, presentment for payment, protest and notice of protest, notice of intent to accelerate, notice of acceleration, any other notices of any kind, the filing of suit hereon for the purpose of fixing liability and diligence in taking any action to collect amounts called for hereunder and in the handling of securities at any time existing in connection herewith, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to them or any of them.

It is agreed that payment of this Note is secured by that certain Mortgage, Deed Of Trust, Assignment Of Production, Security Agreement, Fixture Filing And Financing Statement entered into by Maker for the benefit of Payee, of even date herewith. It is further agreed that Payee, or any other holder hereof, shall have a first Lien on all sums at any time credited by or due from Payee or any other holder hereof to Maker or any endorser, surety or guarantor hereof as collateral security for the payment of this Note, and Payee, or any other holder hereof, at its option, may at any time, without notice and without any liability, hold all or any part of any such sums until all sums owing on this Note have been paid in full and/or apply or set off all or any part of any such deposits or other sums credited by or due from Payee, or any other holder hereof, to or against any sums due on this Note in any manner and in any order of preference which Payee, or any other holder hereof, at its sole discretion, chooses.

It is the intention of the parties hereto to comply with the usury laws of the State of West Virginia and of the United States of America, and the term “Highest Lawful Rate” as used herein shall mean the maximum rate of interest permissible under the laws of the State of West Virginia.  The parties hereto do not intend to contract for, charge or receive any interest or other charge which is usurious and, by execution of this Note, Maker agrees that Payee has no such intent.  This Note, the Letter of Intent and all other agreements between Maker and Payee or any other holder hereof, which are now existing or hereafter arising, whether written or oral, are hereby expressly limited so that in no event whatsoever, whether by reason of acceleration of maturity hereof, or otherwise, shall the amount paid, or agreed to be paid, to Payee or any other holder hereof for the use, forbearance or detention of the money to be due hereunder, or otherwise, or for the payment or performance of any covenant or obligation contained herein or in any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, exceed the Highest Lawful Rate.  If from any circumstance whatsoever fulfillment of any provisions hereof or of the Letter of Intent or any other document, at the time performance of such provisions shall be due, shall involve transcending the valid limits prescribed by Law, then, ipso facto, the obligation to be fulfilled shall be reduced to the Highest Lawful Rate, and if from any such circumstance Payee, or any other holder hereof, shall ever receive as interest or otherwise an amount which will exceed the Highest Lawful Rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing hereunder or on account of any other principal indebtedness of Maker to the holder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof and such other indebtedness, such excess shall be refunded to Maker.  All sums paid and agreed to be paid to Payee, or any other holder hereof, for the use, forbearance or detention of the indebtedness of Maker shall, to the extent permitted by applicable Law, be amortized, prorated, allocated and spread throughout the period until payment in full on this Note (or any renewals, extensions and rearrangements hereof) so that the actual rate of interest on account of this indebtedness evidenced by this Note is uniform throughout the term of this Note (and all renewals, extensions and rearrangements hereof) and does not exceed the Highest Lawful Rate.  The terms and provisions of this paragraph shall control and supersede any other provision of this Note.

This Note is issued pursuant to the terms and conditions contained in the Letter of Intent.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WEST VIRGINIA AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

All capitalized terms used herein and not otherwise defined shall have the meanings specified in the Letter of Intent.

EXECUTED to be EFFECTIVE as of the day and year first above written.

MAKER:

VELOCITY ENERGY PARTNERS LP, By Its
General Partner, Velocity Energy Limited LLC

By:	/s/ D. E. Vandenberg
Printed Name: D. E. Vandenberg
Title: President